Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-284567

SUPPLEMENT DATED APRIL 28, 2026 TO THE PROSPECTUS OF

AIP Alternative Lending Fund A, dated January 28, 2026

Recommencement of Offering. Form N-2 requires that a fund undertakes to, among other things, suspend its offering if its total net asset value drops by more than 10% from the last effective date of its registration statement. The AIP Alternative Lending Fund A (the “Fund”) temporarily suspended its offering (the “Offering”) because of a greater than 10% decline in the Fund’s aggregate net asset value from the effective date of the Prospectus (the net asset value as determined on April 27, 2026 was $1,014,073,384, as compared to $1,149,386,365 as of January 28, 2026). The decline in net asset value was driven primarily by repurchases of shares in accordance with the Fund’s regularly scheduled tender offer program. The Offering recommenced on April 28, 2026 as of the time of filing this supplement, and investors may continue to submit subscriptions as normal.

For more information about the Fund, or for Shareholder inquiries, call toll-free (888) 322-4675.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.